UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G
                                (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. 1)*


                           ICG Communications, Inc.
         ____________________________________________________________
                               (Name of Issuer)


                    Common Stock, par value $0.01 per share
         _____________________________________________________________
                        (Title of Class of Securities)


                                   449246206
         _____________________________________________________________
                                (CUSIP Number)


                                 Robert Weiss
                              MatlinPatterson LLC
                              520 Madison Avenue
                           New York, New York 10022
                           Telephone: (212) 651-9525
                  -----------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                             and Communications)

                                 June 19, 2003
 ______________________________________________________________________________
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

_______________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 449246206                                       13G                                     Page  2 of 28 PAGES
----------------------------------------                                        --------------------------------------


----------------------------------------------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       MatlinPatterson LLC
-----------------------------------------------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                                (a) [  ]
                                                                                                          (b) [  ]

-----------------------------------------------------------------------------------------------------------------------
3.     SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

-----------------------------------------------------------------------------------------------------------------------
                        5.    SOLE VOTING POWER

    NUMBER OF                  0
     SHARES
  BENEFICIALLY           ----------------------------------------------------------------------------------------------
   OWNED EACH            6.    SHARED VOTING POWER
   REPORTING
    PERSON                     63,443
     WITH                ----------------------------------------------------------------------------------------------
                         7.    SOLE DISPOSITIVE POWER

                               0
                         ----------------------------------------------------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER


                               63,443
-----------------------------------------------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       63,443
-----------------------------------------------------------------------------------------------------------------------
10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See  Instructions)
                                                                                                          [  ]
-----------------------------------------------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.6% as of June 23, 2003.  0.8% as of the time of filing.
-----------------------------------------------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (See Instructions)

       HC
-----------------------------------------------------------------------------------------------------------------------


----------------------------------------                                        ---------------------------------------

CUSIP NO. 449246206                                       13G                                     Page 3 of 28 PAGES
----------------------------------------                                        ---------------------------------------


-----------------------------------------------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              MatlinPatterson Asset Management LLC
-----------------------------------------------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                                (a) [  ]
                                                                                                          (b) [  ]

-----------------------------------------------------------------------------------------------------------------------
3.     SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

-----------------------------------------------------------------------------------------------------------------------
                        5.    SOLE VOTING POWER

    NUMBER OF                  0
     SHARES
  BENEFICIALLY           ----------------------------------------------------------------------------------------------
   OWNED EACH            6.    SHARED VOTING POWER
   REPORTING
    PERSON                     63,443
     WITH                ----------------------------------------------------------------------------------------------
                         7.    SOLE DISPOSITIVE POWER

                               0
                         ----------------------------------------------------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER


                               63,443
-----------------------------------------------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       63,443
-----------------------------------------------------------------------------------------------------------------------
10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See  Instructions)
                                                                                                          [  ]
-----------------------------------------------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.6% as of June 23, 2003.  0.8% as of the time of filing.
-----------------------------------------------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (See Instructions)

       HC
-----------------------------------------------------------------------------------------------------------------------


----------------------------------------                                        ---------------------------------------

CUSIP NO. 449246206                                       13G                                     Page 4 of 28 PAGES
----------------------------------------                                        ---------------------------------------


-----------------------------------------------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       MatlinPatterson Global Opportunities Partners L.P.
-----------------------------------------------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                                (a) [  ]
                                                                                                          (b) [  ]

-----------------------------------------------------------------------------------------------------------------------
3.     SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

-----------------------------------------------------------------------------------------------------------------------
                        5.    SOLE VOTING POWER

    NUMBER OF                  0
     SHARES
  BENEFICIALLY           ----------------------------------------------------------------------------------------------
   OWNED EACH            6.    SHARED VOTING POWER
   REPORTING
    PERSON                     63,443
     WITH                ----------------------------------------------------------------------------------------------
                         7.    SOLE DISPOSITIVE POWER

                               0
                         ----------------------------------------------------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER


                               63,443
-----------------------------------------------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       63,443
-----------------------------------------------------------------------------------------------------------------------
10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See  Instructions)
                                                                                                          [  ]
-----------------------------------------------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.6% as of June 23, 2003.  0.8% as of the time of filing.
-----------------------------------------------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (See Instructions)

       PN
-----------------------------------------------------------------------------------------------------------------------




----------------------------------------                                        ---------------------------------------

CUSIP NO. 449246206                                       13G                                     Page 5 of 28 PAGES
----------------------------------------                                        ---------------------------------------


-----------------------------------------------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       MatlinPatterson Global Opportunities Partners B, L.P.
-----------------------------------------------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                                (a) [  ]
                                                                                                          (b) [  ]

-----------------------------------------------------------------------------------------------------------------------
3.     SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

-----------------------------------------------------------------------------------------------------------------------
                        5.    SOLE VOTING POWER

    NUMBER OF                  0
     SHARES
  BENEFICIALLY           ----------------------------------------------------------------------------------------------
   OWNED EACH            6.    SHARED VOTING POWER
   REPORTING
    PERSON                     0
     WITH                ----------------------------------------------------------------------------------------------
                         7.    SOLE DISPOSITIVE POWER

                               0
                         ----------------------------------------------------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER


                               0
-----------------------------------------------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
-----------------------------------------------------------------------------------------------------------------------
10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See  Instructions)
                                                                                                          [  ]
-----------------------------------------------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.11% as of June 23, 2003.  0% as of the time of filing.
-----------------------------------------------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (See Instructions)

       PN
-----------------------------------------------------------------------------------------------------------------------


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CUSIP NO. 449246206                                       13G                                     Page 6 of 28 PAGES
----------------------------------------                                        ---------------------------------------


-----------------------------------------------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       MatlinPatterson Global Opportunities Partners (Bermuda) L.P.
-----------------------------------------------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                                (a) [  ]
                                                                                                          (b) [  ]

-----------------------------------------------------------------------------------------------------------------------
3.     SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Bermuda

-----------------------------------------------------------------------------------------------------------------------
                        5.    SOLE VOTING POWER

    NUMBER OF                  0
     SHARES
  BENEFICIALLY           ----------------------------------------------------------------------------------------------
   OWNED EACH            6.    SHARED VOTING POWER
   REPORTING
    PERSON                     0
     WITH                ----------------------------------------------------------------------------------------------
                         7.    SOLE DISPOSITIVE POWER

                               0
                         ----------------------------------------------------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER


                               0
-----------------------------------------------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
-----------------------------------------------------------------------------------------------------------------------
10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See  Instructions)
                                                                                                          [  ]
-----------------------------------------------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2% as of June 23, 2003.  0% as of the time of filing.
-----------------------------------------------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (See Instructions)

       PN
-----------------------------------------------------------------------------------------------------------------------


----------------------------------------                                        ---------------------------------------

CUSIP NO. 449246206                                       13G                                     Page 7 of 28 PAGES
----------------------------------------                                        ---------------------------------------


-----------------------------------------------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       MatlinPatterson Global Partners LLC
-----------------------------------------------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                                (a) [  ]
                                                                                                          (b) [  ]

-----------------------------------------------------------------------------------------------------------------------
3.     SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

-----------------------------------------------------------------------------------------------------------------------
                        5.    SOLE VOTING POWER

    NUMBER OF                  0
     SHARES
  BENEFICIALLY           ----------------------------------------------------------------------------------------------
   OWNED EACH            6.    SHARED VOTING POWER
   REPORTING
    PERSON                     63,443
     WITH                ----------------------------------------------------------------------------------------------
                         7.    SOLE DISPOSITIVE POWER

                               0
                         ----------------------------------------------------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER


                               63,443
-----------------------------------------------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       63,443
-----------------------------------------------------------------------------------------------------------------------
10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See  Instructions)
                                                                                                          [  ]
-----------------------------------------------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.6% as of June 23, 2003.  0.8% as of the time of filing.
-----------------------------------------------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (See Instructions)

       HC
-----------------------------------------------------------------------------------------------------------------------



----------------------------------------                                        ---------------------------------------

CUSIP NO. 449246206                                       13G                                     Page 8 of 28 PAGES
----------------------------------------                                        ---------------------------------------


-----------------------------------------------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       MatlinPatterson Global Advisers LLC
-----------------------------------------------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                                (a) [  ]
                                                                                                          (b) [  ]

-----------------------------------------------------------------------------------------------------------------------
3.     SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

-----------------------------------------------------------------------------------------------------------------------
                        5.    SOLE VOTING POWER

    NUMBER OF                  0
     SHARES
  BENEFICIALLY           ----------------------------------------------------------------------------------------------
   OWNED EACH            6.    SHARED VOTING POWER
   REPORTING
    PERSON                     63,443
     WITH                ----------------------------------------------------------------------------------------------
                         7.    SOLE DISPOSITIVE POWER

                               0
                         ----------------------------------------------------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER


                               63,443
-----------------------------------------------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       63,443
-----------------------------------------------------------------------------------------------------------------------
10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See  Instructions)
                                                                                                          [  ]
-----------------------------------------------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.6% as of June 23, 2003.  0.8% as of the time of filing.
-----------------------------------------------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (See Instructions)

       IA
-----------------------------------------------------------------------------------------------------------------------



----------------------------------------                                        ---------------------------------------

CUSIP NO. 449246206                                       13G                                     Page 9 of 28 PAGES
----------------------------------------                                        ---------------------------------------


-----------------------------------------------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       David J. Matlin
-----------------------------------------------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                                (a) [  ]
                                                                                                          (b) [  ]

-----------------------------------------------------------------------------------------------------------------------
3.     SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America

-----------------------------------------------------------------------------------------------------------------------
                        5.    SOLE VOTING POWER

    NUMBER OF                  0
     SHARES
  BENEFICIALLY           ----------------------------------------------------------------------------------------------
   OWNED EACH            6.    SHARED VOTING POWER
   REPORTING
    PERSON                     63,443
     WITH                ----------------------------------------------------------------------------------------------
                         7.    SOLE DISPOSITIVE POWER

                               0
                         ----------------------------------------------------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER


                               63,443
-----------------------------------------------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       63,443
-----------------------------------------------------------------------------------------------------------------------
10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See  Instructions)
                                                                                                          [  ]
-----------------------------------------------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.6% as of June 23, 2003.  0.8% as of the time of filing.
-----------------------------------------------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (See Instructions)

       IN
-----------------------------------------------------------------------------------------------------------------------


----------------------------------------                                        ---------------------------------------

CUSIP NO. 449246206                                       13G                                     Page 10 of 28 PAGES
----------------------------------------                                        ---------------------------------------


-----------------------------------------------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       Mark R. Patterson
-----------------------------------------------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                                (a) [  ]
                                                                                                          (b) [  ]

-----------------------------------------------------------------------------------------------------------------------
3.     SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America

-----------------------------------------------------------------------------------------------------------------------
                        5.    SOLE VOTING POWER

    NUMBER OF                  0
     SHARES
  BENEFICIALLY           ----------------------------------------------------------------------------------------------
   OWNED EACH            6.    SHARED VOTING POWER
   REPORTING
    PERSON                     63,443
     WITH                ----------------------------------------------------------------------------------------------
                         7.    SOLE DISPOSITIVE POWER

                               0
                         ----------------------------------------------------------------------------------------------
                         8.    SHARED DISPOSITIVE POWER


                               63,443
-----------------------------------------------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       63,443
-----------------------------------------------------------------------------------------------------------------------
10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See  Instructions)
                                                                                                          [  ]
-----------------------------------------------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.6% as of June 23, 2003.  0.8% as of the time of filing.
-----------------------------------------------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (See Instructions)

       IN
-----------------------------------------------------------------------------------------------------------------------


----------------------                                  ----------------------

CUSIP NO. 449246206                  13G                   Page 11 of 28 PAGES
----------------------                                  ----------------------


     Pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended, the undersigned are hereby filing this Amendment No. 1 to the Schedule 13G filed on May 15, 2003 by MatlinPatterson LLC ("Matlin Patterson"), a Delaware limited liability company, MatlinPatterson Asset Management LLC ("Matlin Asset Management"), a Delaware limited liability company, MatlinPatterson Global Opportunities Partners L.P. ("Matlin Partners Delaware"), a Delaware limited partnership, MatlinPatterson Global Opportunities Partners B, L.P. ("MatlinPartners B"), a Delaware limited partnership, MatlinPatterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners Bermuda"), a Bermuda limited partnership, MatlinPatterson Global Partners LLC ("MatlinPatterson Global Partners"), MatlinPatterson Global Advisers LLC ("Matlin Advisers"), a Delaware limited liability company, David J. Matlin and Mark R. Patterson (collectively, "Reporting Persons") with the United States Securities and Exchange Commission relating to the common stock, par value $0.01 per share, of ICG Communications, Inc., (the "Issuer"), a Delaware corporation, to disclose that the Reporting Persons, through a series of trades, have reduced to zero their beneficial ownership of the common stock of the Issuer (the "Issuer Common Stock"). In addition, as of the filing date, Matlin Patterson, Matlin Partners Delaware, Matlin Asset Management, MatlinPatterson Global Partners, Matlin Advisers, David J. Matlin and Mark R. Patterson own 63,443 warrants to purchase shares of Issuer Common Stock.

----------------------                                  ----------------------

CUSIP NO. 449246206                  13G                   Page 12 of 28 PAGES
----------------------                                  ----------------------


ITEM 1.

     (a)  The name of the Issuer is ICG Communications, Inc. (the "Issuer").

     (b) The principal executive office of the Issuer is located at 161 Inverness Drive West, Englewood, Colorado 80112.

ITEM 2(a).        NAMES OF PERSONS FILING.
                  (1) MatlinPatterson LLC.  See Schedule I.

                  (2) MatlinPatterson Asset Management LLC.

                  (3) MatlinPatterson Global Opportunities Partners L.P.

                  (4) MatlinPatterson Global Opportunities Partners B, L.P.

                  (5) MatlinPatterson Global Opportunities Partners (Bermuda)
                      L.P.

                  (6) MatlinPatterson Global Partners LLC.

                  (7) MatlinPatterson Global Advisers LLC.

                  (8) David J. Matlin.

                  (9) Mark R. Patterson.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE


                  (1)      MatlinPatterson LLC
                           520 Madison Avenue
                           New York, New York 10022

                  (2)      MatlinPatterson Asset Management LLC
                           520 Madison Avenue
                           New York, New York 10022

                  (3)      MatlinPatterson Global Opportunities
                           Partners L.P. 520 Madison Avenue
                           New York, New York 10022

                  (4)      MatlinPatterson Global Opportunities
                           Partners B, L.P. c/o MatlinPatterson Global
                           Partners LLC
                           520 Madison Avenue
                           New York, New York 10022

                  (5)      MatlinPatterson Global Opportunities Partners
                           (Bermuda) L.P.
                           c/o MatlinPatterson Global Partners LLC
                           520 Madison Avenue

----------------------                                  ----------------------

CUSIP NO. 449246206                  13G                   Page 13 of 28 PAGES
----------------------                                  ----------------------

                           New York, New York 10022

                  (6)      MatlinPatterson Global Partners LLC
                           520 Madison Avenue
                           New York, New York 10022

                  (7)      MatlinPatterson Global Advisers LLC
                           520 Madison Avenue
                           New York, New York 10022

                  (8)      David J. Matlin
                           520 Madison Avenue
                           New York, New York 10022

                  (9)      Mark R. Patterson
                           520 Madison Avenue
                           New York, New York 10022




ITEM 2(c).        CITIZENSHIP

                  (1)      Delaware

                  (2)      Delaware

                  (3)      Delaware

                  (4)      Delaware

                  (5)      Bermuda

                  (6)      Delaware

                  (7)      Delaware

                  (8)      United States of America

                  (9)      United States of America

ITEM 2(d).        TITLE OF CLASS OF SECURITIES

                  This Statement relates to shares of Common Stock, $.01 par value, of the Issuer

ITEM 2(e).        CUSIP Number

                  449246206

----------------------                                  ----------------------

CUSIP NO. 449246206                  13G                   Page 14 of 28 PAGES
----------------------                                  ----------------------



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss. ss. 240.13D-1(b) or 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS
                  A:

                  (a)   [  ] Broker or dealer registered under Section 15 of
                             the Act (15 U.S.C. 78o).

                  (b)   [  ] Bank as defined in Section 3(a)(6) of the Act (15
                             U.S.C. 78c).

                  (c)   [  ] Insurance company as defined in Section 3(a)(19)
                             of the Act (15 U.S.C. 78c).

                  (d)   [  ] Investment company registered under Section 8 of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-8).

                  (e)   [  ] An investment adviser in accordance with ss.
                             240.13d 1(b)(1)(ii)(E);

                  (f)   [  ] An employee benefit plan or endowment fund in
                             accordance with ss. 240.13d 1(b)(1)(ii)(F);

                  (g)   [  ] A parent holding company or control person in
                             accordance with ss. 240.13d 1(b)(1)(ii)(G);

                  (h)   [  ] A savings associations as defined in Section 3(b)
                             of the Federal Deposit Insurance Act (12 U.S.C.
                             1813);

                  (i)   [  ] A church plan that is excluded from the
                             definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)   [  ] Group, in accordance with ss.
                             240.13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP

                  (a)   Amount beneficially owned:

                        (1)   See response to Item 9 on page 2.

                        (2)   See response to Item 9 on page 3.

                        (3)   See response to Item 9 on page 4.

                        (4)   See response to Item 9 on page 5.

                        (5)   See response to Item 9 on page 6.

                        (6)   See response to Item 9 on page 7.

                        (7)   See response to Item 9 on page 8.

                        (8)   See response to Item 9 on page 9.

----------------------                                  ----------------------

CUSIP NO. 449246206                  13G                   Page 15 of 28 PAGES
----------------------                                  ----------------------


                        (9)   See response to Item 9 on page 10.

                  The amounts reported for MatlinPatterson Global Opportunities Partners B, L.P. and for MatlinPatterson Global Opportunities Partners (Bermuda) L.P. reflect participation interests by those entities in the shares of Issuer Common Stock beneficially owned by MatlinPatterson Global Opportunities Partners L.P and direct ownership interests in the shares of Issuer Common Stock.

                  (b)   Percent of class:

                        (1)   See response to Item 11 on page 2.

                        (2)   See response to Item 11 on page 3.

                        (3)   See response to Item 11 on page 4.

                        (4)   See response to Item 11 on page 5.

                        (5)   See response to Item 11 on page 6.

                        (6)   See response to Item 11 on page 7.

                        (7)   See response to Item 11 on page 8.

                        (8)   See response to Item 11 on page 9.

                        (9)   See response to Item 11 on page 10.

                  The percentages disclosed on this schedule are based on 8,000,000 shares of Issuer Common Stock issued and outstanding, as reported in the Issuer's Quarterly Report on Form 10-Q, filed on August 14, 2003, and assuming exercise of the warrants held by Reporting Persons.

                  (c)   Number of shares as to which the person has:

                        (i)   Sole power to vote or to direct the vote:

                              (1)     See response to Item 5 on page 2.

                              (2)     See response to Item 5 on page 3.

                              (3)     See response to Item 5 on page 4.

                              (4)     See response to Item 5 on page 5.

                              (5)     See response to Item 5 on page 6.

                              (6)     See response to Item 5 on page 7.

                              (7)     See response to Item 5 on page 8.

                              (8)     See response to Item 5 on page 9.

                              (9)     See response to Item 5 on page 10.

                        (ii)  Shared power to vote or to direct the vote:

                              (1)     See response to Item 6 on page 2.

                              (2)     See response to Item 6 on page 3.

                              (3)     See response to Item 6 on page 4.

                              (4)     See response to Item 6 on page 5.

                              (5)     See response to Item 6 on page 6.

                              (6)     See response to Item 6 on page 7.

                              (7)     See response to Item 6 on page 8.

----------------------                                  ----------------------

CUSIP NO. 449246206                  13G                   Page 16 of 28 PAGES
----------------------                                  ----------------------



                              (8)     See response to Item 6 on page 9.

                              (9)     See response to Item 6 on page 10.

                        (iii) Sole power to dispose or to direct the
                              disposition of:

                              (1)     See response to Item 7 on page 2.

                              (2)     See response to Item 7 on page 3.

                              (3)     See response to Item 7 on page 4.

                              (4)     See response to Item 7 on page 5.

                              (5)     See response to Item 7 on page 6.

                              (6)     See response to Item 7 on page 7.

                              (7)     See response to Item 7 on page 8.

                              (8)     See response to Item 7 on page 9.

                              (9)     See response to Item 7 on page 10.

                        (iv) Shared power to dispose or to direct the disposition of:

                              (1)     See response to Item 8 on page 2.

                              (2)     See response to Item 8 on page 3.

----------------------                                  ----------------------

CUSIP NO. 449246206                  13G                   Page 17 of 28 PAGES
----------------------                                  ----------------------



                              (3)     See response to Item 8 on page 4.

                              (4)     See response to Item 8 on page 5.

                              (5)     See response to Item 8 on page 6.

                              (6)     See response to Item 8 on page 7.

                              (7)     See response to Item 8 on page 8.

                              (8)     See response to Item 8 on page 9.

                              (9)     See response to Item 8 on page 10.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


                  If this statement is being filed to report the fact that as of the date thereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.


                  Inapplicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  (1)     See Schedule I.


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Inapplicable.


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Inapplicable

ITEM 10.          CERTIFICATION.

                  Inasmuch as the reporting persons are no longer the beneficial owners of more than five percent of the number of shares outstanding, the reporting persons have no further reporting obligation under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the reporting persons have no obligation to amend this filing if any material change occurs in the facts set forth herein. By signing below, the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that

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CUSIP NO. 449246206                  13G                   Page 18 of 28 PAGES
----------------------                                  ----------------------


                  purpose or effect.

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CUSIP NO. 449246206                  13G                   Page 19 of 28 PAGES
----------------------                                  ----------------------



                                  SCHEDULE I

This Schedule 13G is being filed by David J. Matlin, Mark R. Patterson, MatlinPatterson LLC ("MatlinPatterson"), a limited liability company organized under the laws of Delaware, MatlinPatterson Asset Management LLC ("Matlin Asset Management"), a limited liability company organized under the laws of Delaware, MatlinPatterson Global Advisers LLC ("Matlin Advisers"), a limited liability company organized under the laws of Delaware, MatlinPatterson Global Partners LLC ("MatlinPatterson Partners"), a limited liability company organized under the laws of Delaware, MatlinPatterson Global Opportunities Partners L.P. ("Matlin Partners Delaware"), a limited partnership organized under the laws of Delaware, MatlinPatterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners Bermuda" and, together with Matlin Partners Delaware, "Matlin Partners"), an exempted limited partnership organized under the laws of Bermuda and MatlinPatterson Global Opportunities Partners B, L.P. ("MatlinPartners B"), a limited partnership organized under the laws of Delaware. David J. Matlin and Mark R. Patterson each own 50% of the membership interests of MatlinPatterson. The principal business of MatlinPatterson is acting as the sole and managing member of Matlin Asset Management. The principal business of Matlin Asset Management is acting as sole and managing member of Matlin Advisers and MatlinPatterson Partners. The principal business of MatlinPatterson Partners is acting as general partner of Matlin Partners Delaware, Matlin Partners Bermuda and MatlinPartners B. Matlin Advisers performs certain investment advisory services on behalf of Matlin Partners pursuant to a certain Second Amended and Restated Investment Advisory Agreement, dated as of July 17, 2002 (the "Investment Advisory Agreement"), among Matlin Advisers, Matlin Partners Delaware and Matlin Partners Bermuda. Matlin Partners Delaware acquired the shares of common stock of ICG Communications, Inc. (the "Issuer") and the warrants to purchase shares of common stock of the Issuer that are the subject of this filing.



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CUSIP NO. 449246206                  13G                   Page 20 of 28 PAGES
----------------------                                  ----------------------



MATERIALS TO BE FILED AS EXHIBITS

Exhibit A. Joint Filing Agreement, dated as of October 30, 2003, by and among the Reporting Persons.



                           [SIGNATURE PAGE FOLLOWS]



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CUSIP NO. 449246206                  13G                   Page 21 of 28 PAGES
----------------------                                  ----------------------


                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 30, 2003

                            MATLINPATTERSON LLC



                            By:  /s/ Mark R. Patterson
                                 ------------------------------
                            Name:    Mark R. Patterson
                            Title:   Member



                            MATLINPATTERSON ASSET MANAGEMENT LLC


                            By:  /s/ Mark R. Patterson
                                 ------------------------------
                            Name:    Mark R. Patterson
                            Title:   Chairman



                            MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P.

                            By:      MatlinPatterson Global Partners
                                     LLC, its General Partner



                            By:      /s/ Mark R. Patterson
                                     --------------------------
                            Name:    Mark R. Patterson
                            Title:   Director

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CUSIP NO. 449246206                  13G                   Page 22 of 28 PAGES
----------------------                                  ----------------------



                            MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS
                               (BERMUDA) L.P.

                            By:  MatlinPatterson Global Partners
                                 LLC, its General Partner



                            By:      /s/ Mark R. Patterson
                                     --------------------------
                            Name:    Mark R. Patterson
                            Title:   Director



                            MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS B,
                               L.P.

                            By:      LLC, its General Partner



                            By:      /s/ Mark R. Patterson
                                     --------------------------
                            Name:    Mark R. Patterson
                            Title:   Director



                            MATLINPATTERSON GLOBAL PARTNERS LLC



                            By:      /s/ Mark R. Patterson
                                     --------------------------
                            Name:    Mark R. Patterson
                            Title:   Director



                            MATLINPATTERSON GLOBAL ADVISERS LLC



                            By:      /s/ Mark R. Patterson
                                     --------------------------
                            Name:    Mark R. Patterson
                            Title:   Chairman

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CUSIP NO. 449246206                  13G                   Page 23 of 28 PAGES
----------------------                                  ----------------------





                            DAVID J. MATLIN

                            By:      /s/ David J. Matlin
                                     --------------------------
                            Name:    David J. Matlin



                            MARK R. PATTERSON

                            By:      /s/ Mark R. Patterson
                                     --------------------------
                            Name:    Mark R. Patterson

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CUSIP NO. 449246206                  13G                   Page 24 of 28 PAGES
----------------------                                  ----------------------


Exhibit A. Joint Filing Agreement, dated as of October 30, 2003, by and among the Reporting Persons

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CUSIP NO. 449246206                  13G                   Page 25 of 28 PAGES
----------------------                                  ----------------------




                                                                     EXHIBIT A

              JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1(K)(1)

This agreement, dated October 30, 2003, is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by
Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

                           [SIGNATURE PAGE FOLLOWS]



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CUSIP NO. 449246206                  13G                   Page 26 of 28 PAGES
----------------------                                  ----------------------





                                   SIGNATURE

Dated:  October 30, 2003



                            MATLINPATTERSON LLC


                            By:  /s/ Mark R. Patterson
                                 ------------------------------
                            Name:    Mark R. Patterson
                            Title:   Member



                            MATLINPATTERSON ASSET MANAGEMENT LLC



                            By:      /s/ Mark R. Patterson
                                     --------------------------
                                    Name:    Mark R. Patterson
                                    Title:   Chairman




                            MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P.

                            By: MatlinPatterson Global Partners
                                LLC, its General Partner



                            By:      /s/ Mark R. Patterson
                                     --------------------------
                                       Name:    Mark R. Patterson
                                       Title:   Director

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CUSIP NO. 449246206                  13G                   Page 27 of 28 PAGES
----------------------                                  ----------------------


                            MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS B,
                            L.P.

                            By: MatlinPatterson Global Partners
                                LLC, its General Partner



                            By:      /s/ Mark R. Patterson
                                     --------------------------
                                     Name:    Mark R. Patterson
                                     Title:   Director



                            MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS (BERMUDA) L.P.

                            By: MatlinPatterson Global Partners
                                LLC, its General Partner



                            By:      /s/ Mark R. Patterson
                                     --------------------------
                                     Name:    Mark R. Patterson
                                     Title:   Director



                            MATLINPATTERSON GLOBAL PARTNERS LLC



                            By:      /s/ Mark R. Patterson
                                     --------------------------
                                     Name:    Mark R. Patterson
                                     Title:   Director



                            MATLINPATTERSON GLOBAL ADVISERS LLC



                            By:      /s/ Mark R. Patterson
                                     --------------------------
                                     Name:    Mark R. Patterson
                                     Title:   Chairman

----------------------                                  ----------------------

CUSIP NO. 449246206                  13G                   Page 28 of 28 PAGES
----------------------                                  ----------------------




                            DAVID J. MATLIN

                            By:   /s/ David J. Matlin
                                  -----------------------------
                                  Name:  David J. Matlin



                            MARK R. PATTERSON

                            By:   /s/ Mark R. Patterson
                                  -----------------------------
                                  Name:  Mark R. Patterson